Exhibit 99.1

Execution Copy

TERMINATION AGREEMENT

This TERMINATION AGREEMENT (this “Agreement”) is entered into as of December 23, 2020, by and between Landgame S.à r.l., a Luxembourg limited company (“Landgame”), and Inspired Entertainment, Inc. (the “Company”), with respect to that certain Stockholders Agreement, dated December 23, 2016 by and among Landgame, the Company, Hydra Industries Sponsor LLC, Macquarie Sponsor and the Vendors parties thereto (the “Stockholders Agreement”). Each capitalized term used but not otherwise defined herein has the meaning given to such term in the Stockholders Agreement.

WHEREAS, Landgame will divest itself of all of its shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”), and will transfer legal ownership of such Common Stock (the “Transfer”) to a trustee (the “Trustee”) pursuant to that certain Trust Agreement, dated as of the date hereof; and

WHEREAS, Landgame desires to renounce any and all rights it may have pursuant to the Stockholders Agreement and Landgame and the Company desire to terminate all of Landgame’s obligations under the Stockholders Agreement.

NOW, THEREFORE, in consideration of $10.00 and other good and valuable consideration paid to Landgame the receipt and sufficiency of which are hereby acknowledged, the parties intending to be legally bound hereby agree as follows:

1. Landgame does hereby irrevocably renounce any and all rights and interests it may directly or indirectly have under or pursuant to the Stockholders Agreement, effective as of the Transfer.

2. Each of the parties hereto hereby agrees that, effective as of the Transfer, any and all of Landgame’s obligations pursuant to the Stockholders Agreement are hereby terminated, cancelled and discharged in their entirety, and Landgame shall have no further rights or obligations thereunder.

3. Notwithstanding the foregoing, nothing herein shall affect the rights under that certain Registration Rights Agreement, dated as of December 23, 2016, by and among the Company, Landgame and the other Vendors party thereto and the Company agrees that, upon the Transfer, the Trustee and the trust shall succeed to all rights of Landgame in respect of the shares of Common Stock in accordance with the terms thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

LANDGAME S.À R.L.

By:	/s/ Gael Sausy
Name: Gael Sausy
Title: B Manager and Authorised Representative

INSPIRED ENTERTAINMENT, INC.

By:	/s/ Carys Damon
Name: Carys Damon
Title: General Counsel

[Termination Agreement]